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                                                                   EXHIBIT 23(g)
MORGAN STANLEY DEAN WITTER LETTERHEAD





                    Consent of Morgan Stanley & Co. Limited

We hereby consent to the use in the Registration Statement of ScottishPower plc on Form F-4, and in the related Joint Proxy Statement Prospectus of ScottishPower plc/PacifiCorp, which is part of the Registration Statement of our opinion dated December 6, 1998 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description therein of such opinion and to the references therein to us under the headings "SUMMMARY- Opinion of ScottishPower's Financial Advisor" and "THE MERGER- Opinions of Financial Advisors." In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                                Morgan Stanley & Co. Limited
                                                                 May 6, 1999